Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST NEW YORK, NY 10001 ——— TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com September 17, 2026

FIRM/AFFILIATE

OFFICES

———

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

———

ABU DHABI

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MUNICH

PARIS

SÃO PAULO

SEOUL

SINGAPORE

TOKYO

TORONTO

Aon plc

15 George’s Quay

Dublin 2, Ireland

RE:	Aon North America, Inc. and Aon Global Holdings plc Senior Notes Offering

Ladies and Gentlemen:

We have acted as special United States counsel to Aon plc, a public limited company formed under the laws of Ireland (the “Company”), in connection with the public offering of $2,000,000,000 aggregate principal amount of the Issuers’ (as defined below) 5.350% Senior Notes due 2029 (the “2029 Notes”), $3,000,000,000 aggregate principal amount of the Issuers’ 5.625% Senior Notes due 2031 (the “2031 Notes”), $2,000,000,000 aggregate principal amount of the Issuers’ 5.800% Senior Notes due 2033 (the “2033 Notes”), $2,750,000,000 aggregate principal amount of the Issuers’ 5.950% Senior Notes due 2036 (the “2036 Notes”), $1,000,000,000 aggregate principal amount of the Issuers’ 6.100% Senior Notes due 2038 (the “2038 Notes”), $750,000,000 aggregate principal amount of the Issuers’ 6.450% Senior Notes due 2046 (the “2046 Notes”) and $2,000,000,000 aggregate principal amount of the Issuers’ 6.450% Senior Notes due 2056 (the “2056 Notes” and, together with the 2029 Notes, the 2031 Notes, the 2033 Notes, the 2036 Notes, the 2038 Notes and the 2046 Notes, the “Notes”), in each case to be issued under the Indenture, dated as of March 1, 2024 (the “Base Indenture”), among Aon North America, Inc., a Delaware corporation (“ANA”), Aon Global Holdings plc, a public limited company formed under the laws of England and Wales (“AGH” and, collectively with ANA, the “Issuers” and each, an “Issuer”), the Guarantors (as defined below) and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”), as supplemented by the second indenture supplement dated as of September 17, 2026 among the Issuers, the Guarantors and the Trustee (the “Second Indenture Supplement,” and together with the Base Indenture, the “Indenture”). The Indenture provides that the Notes are to be guaranteed by the Company, Aon Corporation, a Delaware corporation (“Aon Corporation”), and Aon Global Limited, a private limited company incorporated under the laws of England and Wales (“AGL” and, together with the Company and Aon Corporation, the “Guarantors”). The Notes and the Guarantees (as defined below) are collectively referred to herein as the “Securities.”

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)  the registration statement on Form S-3 (File Nos. 333-297255, 333-297255-01, 333-297255-02, 333-297255-03, and 333-297255-04) of the Opinion Parties (as defined below) relating to debt securities and other securities of the Opinion Parties filed on July 2, 2026 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)  the prospectus, dated July 2, 2026 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)  the preliminary prospectus supplement, dated September 11, 2026 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)  the prospectus supplement, dated September 14, 2026 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)  an executed copy of the Underwriting Agreement, dated September 14, 2026 (the “Underwriting Agreement”), among the Opinion Parties and Citigroup Global Markets Inc., BofA Securities, Inc., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and HSBC Securities (USA) Inc. as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Issuers to the Underwriters of the Securities;

(f)  the global certificates evidencing the Notes, executed by the Issuers and registered in the name of Cede & Co. (the “Note Certificates”), delivered by the Issuers to the Trustee for authentication and delivery;

(g)  an executed copy of the Base Indenture, including Section 15.01 of the Base Indenture and Section 2.02 of the Second Indenture Supplement, containing the guaranty obligations of the Guarantors (the “Guarantees”);

(h)  an executed copy of the Second Indenture Supplement;

(i)  executed copies of certificates for each Delaware Opinion Party (as defined below) of Colby Alexis, Secretary of each of the Delaware Opinion Parties, dated the date hereof (together, the “Secretary’s Certificates”);

(j)  a copy of each Delaware Opinion Party’s Certificate of Incorporation, as amended, and Certificate of Amendment, as applicable, certified by the Secretary of State of the State of Delaware as of September 17, 2026, and certified pursuant to the Secretary’s Certificates as being in effect on the date of the resolutions referred to below and as of the date hereof;

(k)  a copy of each Delaware Opinion Party’s bylaws, certified pursuant to the applicable Secretary’s Certificates as being in effect on the date of the resolutions referred to below and as of the date hereof; and

(l)  a copy of certain resolutions of the Board of Directors of each Opinion Party, adopted on August 30, 2026 and September 11, 2026, certified pursuant to the Secretary’s Certificates.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Opinion Parties and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Opinion Parties and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Opinion Parties and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificates and the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).

As used herein, (i) “Opinion Parties” means, collectively, the Issuers and the Guarantors (each, an “Opinion Party”), (ii) “Delaware Opinion Parties” means, collectively, ANA and Aon Corporation (each, a “Delaware Opinion Party”) and (iii) “Transaction Documents” means the Underwriting Agreement, the Indenture and the Note Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.  The Note Certificates have been duly authorized by all requisite corporate action on the part of ANA and duly executed by ANA under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Issuers against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms under the laws of the State of New York.

2.  The Guarantee of Aon Corporation has been duly authorized by all requisite corporate action on the part of Aon Corporation under the DGCL and, when the Note Certificates are duly authenticated by the Trustee and issued and delivered by the Issuers against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following assumptions and qualifications:

(a)  we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)  we do not express any opinion with respect to any law, rule, regulation or order that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule, regulation or order is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)  except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)  we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver, or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules, regulations or orders, or to the extent any such provision purports to waive or alter, or has the effect of waiving or altering, any statute of limitations;

(e)  we do not express any opinion as to whether the execution or delivery of any Transaction Document by any Opinion Party, or the performance by any Opinion Party of its obligations under any Transaction Document to which such Opinion Party is a party, will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of any Opinion Party or any of its subsidiaries;

(f)  the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any Specified Document that is not a Transaction Document;

(g)  this opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type;

(h)  we have assumed that subsequent to the effectiveness of the Base Indenture and immediately prior to the effectiveness of the Second Indenture Supplement, the Base Indenture has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to the Notes Certificates other than by the applicable Transaction Documents relating to such Securities;

(i)  to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality;

(j)  we do not express any opinion with respect to the enforceability of Section 15.01 of the Base Indenture or Section 2.02 of the Second Indenture Supplement, as applicable, to the extent that such section provides that the obligations of the Guarantors of their Guarantees are absolute and unconditional irrespective of the enforceability or genuineness of the Indenture or the effect thereof on the opinions herein stated;

(k)  we do not express any opinion with respect to the enforceability of the provisions contained in Section 15.04 of the Base Indenture or Section 2.02 of the Second Indenture Supplement, as applicable, to the extent that such provisions limit the obligation of the Guarantors of their Guarantees under the Indenture or any right of contribution of any party with respect to the Guarantees;

(l)  we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(m)  we have assumed that Corporation Service Company has accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment. Further, we do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process;

(n)   we call to your attention that the opinions stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion; and

(o)  we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under any Transaction Document from a court judgment in another currency.

In addition, in rendering the foregoing opinions we have also assumed that, at all applicable times:

(a)  The Company, AGH and AGL (i) was duly incorporated and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents to which the Non-Opinion Party Guarantor is a party;

(b)  The Company, AGH and AGL had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents;

(c)  each of the Transaction Documents to which each of the Company, AGH and AGL is a party had been duly authorized, executed and delivered by all requisite corporate action on the part of the Company, AGH and AGL, respectively;

(d)  neither the execution and delivery by each Opinion Party of the Transaction Documents to which each Opinion Party is a party nor the performance by each Opinion Party of its obligations thereunder, including the issuance and sale of the Securities: (i) conflicted or will conflict with the articles or certificates of incorporation, certificate of formation, as applicable, or any other comparable organizational document of each Opinion Party, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which each Opinion Party or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2025), (iii) contravened or will contravene any order or decree of any governmental authority to which each Opinion Party or its property is subject, or (iv) violated or will violate any law, rule or regulation to which each Opinion Party or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and

(e)  neither the execution and delivery by the Issuers or any Guarantor of the Transaction Documents to which the Issuers or such Guarantor is a party nor the performance by the Issuers and such Guarantor of its obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP